EXHIBIT 99.1


For more information, please contact:          For Immediate Release

      Angela Curran
      ImageX, Inc.
      (425) 576-7036
      angela.curran@imagex.com

                     Gina Meyers to Assume ImageX CFO Duties
                      Former CFO Completes Exit Transition

      KIRKLAND, Wash. - August 30, 2002 - ImageX (R), Inc. (NASDAQ: IMGX), the leading provider of online solutions for distributing, managing and producing sales and marketing materials, today announced that Robin Krueger has completed her departure transition from her role as chief financial officer.

      Krueger announced her plans to pursue other opportunities in June of this year. Gina Meyers, vice president of finance and corporate controller, will take on Krueger's responsibilities until a replacement is named.

      "We are appreciative of Robin's thorough and complete transition of her activities to Gina," said Rich Begert, president and CEO. "With Gina's successful track record leading the finance departments at Amazon.com, both pre-IPO and post-IPO, and then again at Visio through its sale to Microsoft, we are well-positioned to execute on all of our current and future finance related objectives."

About ImageX

      Founded in 1995 and based in Kirkland, Wash., ImageX (Nasdaq: IMGX) is the leading provider of online solutions for distributing, managing and producing sales and marketing materials. With six patents issued and more than 75 patents pending, the company's advanced technology reduces costs related to procuring branded communications materials. ImageX's blue chip customer base includes AT&T, Automatic Data Processing (ADP), CB Richard Ellis, GE, Kraft, Merck and Co., Liz Claiborne and many others. More information on the company and its services can be obtained from http://www.imagex.com or by calling (877) 682-0880.

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Certain statements in this press release contain "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on the opinions and estimates of management only as of the date of this release and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in ImageX's registration statements and periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 filed on April 1, 2002 and its Form 10-Q for quarter ended June 30, 2002 filed on August 9, , 2002. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. ImageX undertakes no obligation, except as required by securities laws, to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.